Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-55663) pertaining to the Stanley Account Value Plan of our report dated June XX, 2008, with respect to the financial statements and schedules of the Stanley Account Value Plan, included in this Annual Report (Form 11-K) for the years-ended December 31, 2008 and 2007.
Glastonbury, Connecticut
June 25, 2009

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